EXHIBIT 99.1

KRISPY KREME ENDS RELATIONSHIP WITH
HOUSTON AREA FRANCHISEE

Winston-Salem, N.C. (February 9, 2006) — Krispy Kreme Doughnuts, Inc. (NYSE: KKD) today announced that Krispy Kreme Doughnut Corporation, its wholly-owned subsidiary, has reached a mutual agreement with its Houston area franchisee, Lone Star Doughnuts, Ltd., to end their existing franchisor-franchisee relationship. As of March 8, 2006, Lone Star’s six locations will cease to be operated as Krispy Kreme stores.

“Krispy Kreme remains committed to developing the brand in the Houston market and plans to re-establish stores in the area at the appropriate time,” said Steve Panagos, President and Chief Operating Officer of Krispy Kreme.

As a result of the agreement, the parties have settled all outstanding disputes and claims, including the dismissal of a lawsuit filed by Lone Star against Krispy Kreme Doughnut Corporation.

Founded in 1937 in Winston-Salem, North Carolina, Krispy Kreme is a leading branded specialty retailer of premium quality doughnuts, including the Company’s signature Hot Original Glazed. There are currently approximately 320 Krispy Kreme stores and 80 satellites operating systemwide in 43 U.S. states, Australia, Canada, Mexico, the Republic of South Korea and the United Kingdom. Krispy Kreme can be found on the World Wide Web at http://www.krispykreme.com.

Information contained in this press release, other than historical information, should be considered forward-looking. Forward-looking statements are subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Krispy Kreme's operating results, performance or financial condition are the outcome of the pending formal investigation by the United States Securities and Exchange Commission and the investigation by the United States Attorney's Office for the Southern District of New York, the pending shareholder class action, the pending shareholder derivative action, the pending ERISA class action, further actions by the Special Committee, our auditors' ongoing review of our financial statements, actions taken by lenders to the Company and its joint ventures and actions taken by our franchisees, dependence on the ability of our franchisees to execute on their business plans, supply issues, changes in consumer preferences and perceptions, the failure of new products or cost saving initiatives to contribute to financial results in the timeframe or amount currently estimated and numerous other factors discussed in Krispy Kreme's periodic reports and proxy statements filed with the Securities and Exchange Commission.

Contact:
Laura Smith
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449 ext. 154